EXHIBIT 10.1

ACQUISITION AND PURCHASE AGREEMENT

DATED AS OF

MARCH 6, 2020

BY AND BETWEEN

TPT GLOBAL TECH, INC.

AND

BRIDGE INTERNET, LLC

SIC

AND ITS

MEMBERSHIP INTEREST HOLDER

ACQUISITION AND PURCHASE AGREEMENT

This AGREEMENT, dated as of March 6, 2020 (the "Agreement"), is by and between TPT Global Tech, Inc. ("TPTG" or "Purchaser"), a Florida Corporation and Bridge Internet, LLC a Florida limited liability company ("Seller" or "BIC") or Sydney "Trip" Camper (collectively "Sellers").

WHEREAS, the Board of Directors of TPTG and the Sellers and the Board of Directors of Seller have each approved the acquisition of all of the assets, intellectual property, and technology of Seller by TPTG (the "Acquisition");

WHEREAS, those persons listed on **Exhibit A** are the shareholder of Seller of the common and preferred stock of Seller; and

WHEREAS, this Agreement is intended to set forth the terms upon which all of the assets, intellectual property, and technology of Seller on Exhibit B will be acquired by TPTG from Acquire, and

WHEREAS, BIC has no liabilities, commitments, contracts, contingencies or legal actions threatened or filed that TPTG would be assuming in this Acquisition or will be liable for as a result of this Agreement.

NOW, THEREFORE, in consideration of the foregoing and to document the respective intentions, representations, warranties, covenants and agreements by and between the undersigned, and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, and intending to be legally bound hereby, the parties do hereby agree as follows:

ARTICLE I
THE CONSIDERATION

SECTION 1.01 Agreement of Acquisition. By operation hereof, Seller and BIC hereby agree to sell and TPTG or Purchaser hereby agrees to Purchase all of the assets, intellectual property, and technology of Seller on the terms and conditions and in the manner described herein.

Section 1.02 Consideration for Acquisition. The consideration deliverable at Closing (as herein defined) by TPTG to Seller is as follows: In consideration for all assets intellectual property, and technology of Bridge Internet collectively,

1) Trip will maintain a 25% ownership stake in BIC simultaneous with a TPT acquisition of BIC, of which Trip will be entitled to profit and loss sharing based on this same ownership, yearly.

2) TPT to fund up to $200K in marketing expenses of BIC per quarter once company receives funding for a period of one year. Marketing funds provided to BIC will be evaluated after the first year and the amount provided going forward will be subject to modification by TPT based on the performance of the marketing results, Mr. Camper and BIC.
3) Trip shall receive 4 million shares of TPT Global Tech common stock.
4) Trip shall receive an additional 4 million shares of TPT Global Stock, vested equally over a 2-year period.
5) Trip may work out of Florida with a company email address.
6) The parties shall work in good faith on the formal employment agreement when funding has been received by TPT.

SECTION 1.02 *Effective Date of the Acquisition*

The Acquisition shall become effective upon the delivery of the bills of sale, assignments of patents, trademarks, source code, and technology to TPTG simultaneously with the delivery of the consideration specified in paragraphs 1.01(a), and (b) by TPTG to Sellers, the delivery of the document described in 1.01(c), by TPTG.

ARTICLE II
TITLE AND LICENSING MATTERS

SECTION 2.01 *Title*

Sellers warrant and represent that when delivered hereunder, the Transferred Shares or membership Units will be free and clear of all liens and encumbrances whatsoever, and the assets of Seller shall be free and clear of all liens and encumbrances.

ARTICLE III
CLOSING

SECTION 3.01 *Closing*

Unless this Agreement shall have been terminated and the transactions herein contemplated shall have been abandoned pursuant to Article VIII, and subject to the satisfaction or waiver of the conditions set forth in Article VII, the closing of the Acquisition (the "Closing") shall take place as soon as reasonably practicable (but in no event on written notice of less than two (2) business days) after all of the conditions set forth in Article VII are satisfied or, to the extent extended hereunder, at the offices of Seller, located at ____________________ on or before 10:00 a.m. local time on the Effective Date________________, or at such other time and place as may be agreed to in writing by the parties hereto (the date of such Closing being referred to herein as the "Closing Date") at which time the Purchased Shares and the consideration identified in Section 1.01 shall be delivered. Upon payment of the consideration set forth in Section 1.01 above, Sellers shall cause all officers and directors of Seller to resign their positions with Seller, at which time TPTG shall elect new directors, who shall thereafter appoint new officers of Seller. At the same time, if not already done, Mr. Camper shall be designated Chief Executive Officer of Bridge Internet, LLC as well as President and a member of the board of members.

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SECTION 3.02 *Funding*

As used in this Agreement as a condition of performance and as a forecasted event, the term "funding" shall mean that TPC Speed Connect or TPTG receives in either equity or other financing sufficient funding to pay back its derivative securities, which is anticipated to be around $2,000,000, and an additional amount for working capital for no less than $1,000,000.

ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF TPTG

Except as set forth in the applicable section of any disclosure schedule delivered by "TPTG" to Sellers prior to the execution of this Agreement (the "TPTG" Disclosure Schedule"), TPTG represents and warrants to Sellers as follows:

SECTION 4.01 *Organization of TPTG; Authority*

TPTG is an entity duly organized, validly existing, and in good standing under the laws of the State of Florida. TPTG has all requisite corporate power and corporate authority to enter into the transaction documents to which it is a party ("Transaction Documents"), to consummate the transactions contemplated hereby and thereby, to own, lease and operate its properties, and to conduct its business. The execution, delivery, and performance by TPTG of the Transaction Documents and the consummation of the transactions contemplated hereby and thereby have been duly authorized by all necessary corporate action on the part of TPTG, including, without limitation, the approval of the board of directors of TPTG. The Transaction Documents have been duly executed and delivered and, assuming that the Transaction Documents constitute a valid and binding obligation of the other parties thereto, constitute a valid and binding obligation of TPTG, enforceable against TPTG in accordance with their terms. TPTG has heretofore delivered or made available to Sellers complete and correct copies of the certificate of incorporation and by-laws of TPTG, as in effect as of the date of this Agreement, and TPTG is not in violation of its organizational documents.

SECTION 4.02 *No Violation; Consents and Approvals*

The execution and delivery by TPTG of the Transaction Documents does not, and the consummation of the transactions contemplated hereby and thereby and TPTG's compliance and performance with the terms hereof and thereof will not, conflict with or result in any violation of or default (or an event which, with notice or lapse of time or both, would constitute a default) under, (a) the terms and conditions or provisions of the certificate of incorporation or by-laws of TPTG (b) any Law applicable to TPTG or the property or assets of TPTG, or (c) give rise to any right of termination, cancellation or acceleration under, or result in the creation of any lien upon any of the properties of TPTG under any contract to which TPTG is a party or by which TPTG or any assets of TPTG may be bound. No governmental approval is required to be obtained or made by or with respect to TPTG in connection with the execution and delivery of this Agreement or the consummation by TPTG of the transactions contemplated hereby.

SECTION 4.03 *Litigation; Compliance with Laws*

(a) There are no claims, actions, suits, investigations or proceedings pending or, to the knowledge of TPTG, threatened against, relating to or affecting TPTG, its business or its assets that could prevent or enjoin, or delay in any respect, consummation of the transactions contemplated hereby or TPTG's operation of its business after Closing. TPTG is not in default under any order, license, regulation or demand of any federal, state, or local court or other governmental agency with respect to any order, writ, injunction, or decree of any court or such

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agency.

(b) TPTG has complied with, and is in compliance in all material respects with, all federal, state, and local statutes, laws, regulations, ordinances, rules, judgments, orders or decrees applicable to TPTG, the operation of its business, and its assets (individually, a "Law" and collectively, "Laws"). TPTG has received no notice from any federal, state, or local court, agency, organization, or political subdivision (each, a "Governmental Entity") or other person of any violation of any Law. TPTG has obtained and holds all required permits, licenses, certificates of authority, orders, and approvals (collectively, "Licenses") of, and has made all filings, applications and registrations with, federal, state, local, or foreign governmental or regulatory bodies that are required in order to permit it to carry on its business as presently conducted and the absence of which would have an adverse effect on such business. All such Licenses are in full force and effect and current. To the knowledge of TPTG, no suspension or cancellation of License is threatened, no violations are or have been recorded in respect of any such License, and no proceeding is pending, or, to the knowledge of "TPTG", threatened to revoke or limit any such License.

SECTION 4.04 *Capitalization of TPTG; Common Stock*

(a) As of date hereof, the authorized capital stock of TPTG consists of 1,000,000,000 shares of common stock, of which approximately 462,000,000 shares were issued and outstanding. All of the outstanding shares of TPTG's common stock have been duly authorized and validly issued and are fully paid and nonassessable. As of the date hereof a total of 1,000,000 Series A Preferred Shares are deemed issued and outstanding, and 2,588,693 Series B Preferred Shares are deemed issued and outstanding. No Series C Preferred Stock is now outstanding.

(b) If and when issued in accordance with the provisions hereof, all of the shares of common stock to be issued to Sellers will be duly authorized and validly issued shares of TPTG, and will be fully paid and nonassessable. None of the shares of common stock will be issued in violation of the preemptive or preferential rights of any holder of TPTG's capital stock or in violation of the registration provisions of the Securities Act of 1933 or applicable state securities or blue sky laws.

SECTION 4.05 *No Brokers or Finders*

Neither TPTG nor any of its officers, directors, employees, or agents has employed any broker or finder or incurred any liability for any financial advisory fees, brokerage fees, consulting fees, commissions or finder's fees, and no broker or finder has acted directly or indirectly for TPTG, in connection with this Agreement or the transactions contemplated hereby, in each case, whose fees TPTG would be required to pay.

ARTICLE V
REPRESENTATIONS AND WARRANTIES OF SELLERS AND SELLER

Except as set forth in the applicable section of the disclosure schedule, if any, delivered by Seller to TPTG prior to the Closing of this Agreement (the "Seller Disclosure Schedule"), Seller represents and warrants to TPTG as follows:

SECTION 5.01 *Organization of Seller; Authority*

Seller is a corporation duly organized, validly existing, and in good standing under the

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laws of the State of Florida and has all requisite power and authority to enter into the Transaction Documents to which it is a party, and to consummate the transactions contemplated hereby and thereby. Seller has full legal authority to own, operate, and conduct its business in Florida. The execution, delivery, and performance by Seller of this Agreement and any agreement executed and delivered in connection with this Agreement (collectively, the "Transaction Documents") and the consummation of the transactions contemplated hereby shall have been duly authorized by all necessary corporate actions on the part of Seller. The Transaction Documents have been duly executed and delivered, and, assuming that the Transaction Documents constitute a valid and binding obligation of TPTG, they shall also constitute a valid and binding obligation of Seller enforceable against it in accordance with its terms, except as may be limited by applicable bankruptcy, insolvency, reorganization or moratorium or other similar laws or equitable principles affecting creditors' rights generally and subject to general equitable principles which may limit the enforcement of certain remedies.. Seller is duly qualified or licensed to do business and is in good standing in each jurisdiction in which the business is conducted except where the failure to obtain such qualification would not have a material adverse effect on the business, operations, assets, financial condition, prospects or results of operations, of Seller, taken as a whole. Seller has herewith delivered or made available to TPTG complete and correct copies of the articles of incorporation in effect as of the date of this Agreement. Seller is not in violation of its organizational documents.

SECTION 5.02 *No Violation; Consents and Approvals*

The execution and delivery by Sellers and Seller of the Transaction Documents does not, and the consummation of the transactions contemplated hereby and thereby and compliance with the terms hereof and thereof will not conflict with, or result in any violation of or default (or an event which, with notice or lapse of time or both, would constitute a default) under, (a) the terms and conditions or provisions of the articles of incorporation or by-laws of Seller, or (b) any Laws applicable to Seller or the business of Seller.

SECTION 5.03 *Litigation; Compliance with Laws*

(a) There are: (i) no claims, actions, suits, investigations or proceedings pending or, to the knowledge of Seller, threatened against, relating to or affecting Seller, its business, its assets, or any employee, officer, director, stockholder, or independent contractor of Seller, and (ii) no orders of any Governmental Entity or arbitrator are outstanding against Seller, its business, its assets, or any employee, officer, director, stockholder, or independent contractor of Seller in Seller capacities as such, or that could prevent or enjoin, or delay in any respect, consummation of the transactions contemplated hereby.

(b) Seller has complied and is in compliance in all material respects with all Laws applicable to Seller, its business or its assets. Seller has not received notice from any Governmental Entity or other Person of any material violation of Law applicable to it, its business or its assets.

SECTION 5.04 *Share Capital of Seller and Ownership Thereof*

The total issued and outstanding member ship units of Seller consists of shares as shown on Exhibit A hereto, of which each person listed on such exhibit is the sole owner, free and clear of all liens and encumbrances whatsoever of the shares thereupon shown, and that such Sellers have unrestricted authority to sell and convey the Seller shares.

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SECTION 5.05 *No Implied Warranties and Representations*

(a) Excluding the representations set forth in (b) below, TPTG acknowledges that Sellers are not making any representations or warranties, written or oral or express or implied, of any nature whatsoever except as specifically set forth in Article V and no other statements, documents, or communications (including any projections or forecasts relating to the business of Seller) that may be made or provided, or have been made or provided, may be relied upon by TPTG, and no such statement, document, or communication shall be deemed to be a representation or warranty of Sellers or Seller for any purpose.

ARTICLE VI
ADDITIONAL AGREEMENTS

SECTION 6.01 *Access to Information*

From the date hereof until the Closing Date or the earlier termination of this Agreement, each party shall give the other party and its respective counsel, accountants, representatives and agents such reasonable information related to this Agreement and performance hereunder. With respect to Seller, Sellers shall provide to TPTG full access, upon reasonable notice and during normal business hours, to information on the business of Seller's assets. TPTG shall provide Sellers with full access, upon reasonable notice and during normal business hours, to information on the business of TPTG and all relevant documents, records and other information concerning the business, finances, and properties of such party and its subsidiaries and that Sellers and her counsel, accountants, representatives and agents, may reasonably request. Any due diligence which TPTG or its agents and representatives desires to conduct at Seller's facility shall only be done at such times as TPTG and Sellers may mutually agree. No investigation pursuant to this Section 6.01 shall affect or be deemed to modify any of the representations or warranties hereunder or the condition to the obligations of the parties to consummate the Acquisition, it being understood that the investigation will be made for the purposes, among others, of the board of directors of each party determining in its good faith reasonable business judgment the accuracy of the representations and warranties of the other party; provided, however, that in the course of performing its investigations, if a party discovers information which renders a representation or warranty inaccurate, such party shall inform the other party of such discovery. In the event of the termination of this Agreement, each party will return or destroy promptly every document furnished to it by or on behalf of the other party in connection with the transactions contemplated hereby, whether so obtained before or after the execution of this Agreement, and any copies thereof (except for copies of documents publicly available) which may have been made, and will use reasonable efforts to cause its representatives and any representatives of financial institutions and investors and others to whom such documents were furnished promptly to return or destroy such documents and any copies thereof any of them may have made.

SECTION 6.02 *Legal Conditions to Transaction; Reasonable Efforts*

The parties shall take all reasonable actions necessary to comply promptly with all legal requirements which may be imposed on itself with respect to the Transaction and will promptly cooperate with and furnish information to each other in connection with any such requirements imposed upon any of them in connection with the Transaction. The parties will take all reasonable actions necessary to obtain (and will cooperate with each other in obtaining) any consent, authorization, order or approval of, or any exemption by, any Governmental Entity or other public or private third party, required to be obtained or made by the parties in connection with the Transaction or the taking of any action contemplated thereby or by this Agreement.

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SECTION 6.03 *Certain Filings*

Each party shall cooperate with the other in (a) connection with the preparation of an announcement or required filings, (b) determining whether any action by or in respect of, or filing with, any governmental body, agency, official or authority is required, or any actions, consents, approvals or waivers are required to be obtained from parties to any material contracts, in connection with the consummation of the transactions contemplated by this Agreement and (c) seeking any such actions, consents, approvals or waivers or making any such filings, furnishing information required in connection therewith and seeking timely to obtain any such actions, consents, approvals or waivers. Each party shall consult with the other in connection with the foregoing and shall use all reasonable commercial efforts to take any steps as may be necessary in order to obtain any consents, approvals, permits or authorizations required in connection with the transaction.

SECTION 6.04 *Public Announcements and Filings*

Prior to any release, each party shall give the other a reasonable opportunity to comment upon, and, unless disclosure is required, in the opinion of counsel, by applicable Law, approve (which approval shall not be unreasonably withheld), all press releases or other public communications of any sort relating to this Agreement or the transactions contemplated hereby.

SECTION 6.05 *Tax Matters*

No representation is made with regard to the tax implications of the agreement for any entity or investor.

SECTION 6.06 *Supplements to Schedules*

Prior to the Closing, Sellers will supplement or amend the Seller disclosure schedule with respect to any matter hereafter arising which, if existing or occurring at the date of this Agreement, would have been required to be set forth or described in such disclosure schedule, if any. No supplement to or amendment of the disclosure schedule made pursuant to this Section 6.06 shall be deemed to cure any breach of any representation or warranty made in this Agreement unless the other parties hereto specifically agree thereto in writing.

SECTION 6.07 *No Contact of Third Parties*

Neither TPTG, nor any of its officers, directors, employees, contractors, agents, representatives, or attorneys shall contact any supplier, vendor, customer, client, or employee of Seller without Seller's prior written consent and then, only to the extent and in the manner agreed to by Seller.

ARTICLE VII

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CONDITIONS OF THE CLOSING

SECTION 7.01 *Conditions to Each Party's Obligation to Effect the Transaction*

The respective obligations of each party to close the Transaction contemplated herein shall be subject to the satisfaction at or prior to the Closing of the following condition, which may be waived, in whole or in part to the extent permitted by applicable Law. No Governmental Authority of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any statute, rule, regulation, execution order, decree, injunction or other order (whether temporary, preliminary or permanent) which is in effect and which materially restricts, prevents or prohibits consummation of the Transaction or any transaction contemplated by this Agreement; provided, however, that the parties shall use reasonable commercial efforts to cause any such decree, judgment, injunction or other order to be vacated or lifted.

SECTION 7.02 *Additional Conditions of Obligations of TPTG*

The obligation of TPTG to effect the Transaction is also subject to the satisfaction at or prior to the Closing Date of the following additional conditions unless waived in writing by TPTG:

(a) *Representations and Warranties.* The representations and warranties of Seller set forth in this Agreement shall be true and correct in all material respects [except for those representations and warranties qualified by materiality] as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date, except as otherwise contemplated by this Agreement.

(b) *Performance of Obligations of Sellers.* Sellers shall have performed in all material respects all conditions, covenants, agreements and obligations required to be performed by her under this Agreement at or prior to the Closing Date.

(c) *No Material Adverse Change.* From the date hereof through and including the Closing, no event shall have occurred which would have a Material Adverse Effect on the assets of Seller. For purposes hereof, "Material Adverse Effect" means a change, effect, condition or circumstances that, in the reasonable judgment of TPTG, is, or could reasonably be expected to be, material and adverse to the business, operations, assets, liabilities, financial condition, value, ability to deliver services, operating results, cash flow, net worth or customer or provider relations of Seller, or otherwise materially adversely affecting the ability of Sellers or Seller to consummate the Transactions except for any such changes or effects resulting, directly or indirectly, from (i) the public announcement or, or performance of the Transactions (including any action or inaction by Seller's customers, suppliers, employees or competitors), (ii) changes in GAAP or any applicable Law, (iii) changes in the industry in which Seller operates, (iv) any attack on, or by, outbreak or escalation of hostilities or acts of terrorism involving, the United States, any declaration of war by Congress or any other national or international calamity, (v) material adverse changes in general economic conditions or the financial or securities markets generally, or (vi) any adverse change or effect that is cured by Sellers and/or Seller prior to the Closing, but only to the extent any such change described in clauses (ii) through (v) is not specifically related to or disproportionately impacts Seller.

(d) *Third Party Consents.* Sellers and Seller shall have obtained all consents and approvals, required to be obtained prior to or at the Closing Date, from third parties or Governmental Authorities in connection with the execution, delivery and performance of this

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Agreement and the consummation of the transaction contemplated hereby.

(e) *Deliveries.* At the Closing, Seller shall have delivered to TPTG true, correct and complete copies of resolutions duly and validly adopted by the Board of Directors of Seller evidencing the authorization of the execution and delivery of this Agreement, the other Transaction Documents to which it is a party and the consummation of the transactions contemplated hereby and thereby, in each case, accompanied by a certificate of the Secretary of Seller, dated as of the Closing Date, stating that no amendments have been made thereto from the date thereof through the Closing Date.

(f) *Seller's Indebtedness.* Seller has no liabilities, commitments, contracts, contingencies or legal actions threatened or filed that TPTG would be assuming in this Acquisition or will be liable for as a result of this Agreement.

SECTION 7.03 *Additional Conditions of Obligations of Sellers*

The obligation of Sellers to close the Transaction is also subject to the satisfaction at or prior to the Closing Date of the following additional conditions unless waived in writing by "Sellers":

(a) *Representations and Warranties.* The representations and warranties of TPTG set forth in this Agreement shall be true and correct in all material respects [except for those representations and warranties qualified by materiality] as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date, except as otherwise contemplated by this Agreement.

(b) *Performance of Obligations of TPTG.* TPTG shall have performed in all material respects all conditions, covenants, agreements and obligations required to be performed by it under this Agreement at or prior to the Closing Date.

(c) *Deliveries.* At the Closing, TPTG shall have delivered to Sellers: (i) duly issued and authorized common shares to the persons in the denominations set forth on Exhibit

ARTICLE VIII
TERMINATION

SECTION 8.01 *Termination*

This Agreement may be terminated at any time prior to closing, by TPTG or Sellers as set forth below:

(a) by mutual consent of the board of directors of TPTG and Seller; or

(b) by TPTG upon written notice to Sellers, if any condition to the obligation of TPTG to close contained in Article VII hereof has not been satisfied by ninety (90) days after date hereof (the "End Date") (unless such failure is the result of TPTG's breach of any of its representations, warranties, covenants or agreements contained herein or failure to diligently pursue and fulfill any of its duties and obligations hereunder); or

(c) by Sellers upon written notice to TPTG, if any condition to the obligation of Sellers to close contained in Article VII hereof has not been satisfied by the End Date (unless such failure is the result of Sellers' or Seller's breach of any of its representations, warranties, covenants or agreements contained herein or failure to diligently pursue and fulfill any of her duties and obligations hereunder); or

(d) by TPTG or by Seller if the board of directors or special committee of TPTG or Seller acting with authority granted by said company's bylaws or board of directors determines, in good faith, based upon the written opinion of its outside legal counsel, that the failure to terminate this Agreement would constitute a breach of the fiduciary duties of the TPTG or Seller board of directors or special committee to the TPTG stockholders or Seller under applicable Law; or

(e) by TPTG or Sellers, upon written notice to the other party, in the event that any Governmental Entity shall have issued any order, decree, or injunction or taken any other action restraining, enjoining, or prohibiting any of the transactions contemplated by this Agreement, and such order, decree, injunction or other action shall have become final and non-appealable.

SECTION 8.02 *Effects of Termination*

In the event of any termination of this Agreement as provided in Section 8.01 of this Agreement, this Agreement shall forthwith become wholly void and of no further force and effect (other than Article VIII and Article X, which shall remain in full force and effect); provided that nothing herein shall relieve any party from liability for breaches of this Agreement prior to its termination.

SECTION 8.03 *Fees, Costs and Expenses*

Whether or not the Transaction is consummated, all legal costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such cost and expense.

ARTICLE IX
SURVIVAL OF REPRESENTATIONS AND WARRANTIES; POST-CLOSING CONDITIONS AND COVENANTS

SECTION 9.01 *Survival of Representations and Warranties*

None of the covenants, agreements, obligations, representations and warranties of the parties set forth in this Agreement shall survive the Closing.

SECTION 9.02 *Indemnifications*

(a) TPTG shall indemnify Sellers against and save and hold Sellers and her heirs, estates, legatees, devisees, legal and personal representatives, successors and assigns (collectively the "Indemnified Parties") forever harmless from any and all accounts, actions, assessments, causes of action, claims, contracts, controversies, costs, covenants, damages, debts, demands, disbursements, expenses, interest, liabilities, losses, judgments, penalties, promises and suits whatsoever (including without limitation punitive and consequential damages), including all reasonable attorneys' fees and expenses of counsel, and other reasonable expenses incurred by an Indemnified Party in connection with the investigation of, preparation for, or defense of, any

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pending or threatened claim, action or proceeding, whether or not resulting in any liability and whether or not such Indemnified Party is a party, which fees and expenses shall be paid or reimbursed by TPTG as they are incurred by the Indemnified Party), imposed upon, incurred or sustained by, or asserted against an Indemnified Party, as a result of or arising out of or by virtue of:

(i) TPTG's operation of Seller or its use of the assets of Seller after the Closing Date;

(ii) Any breach of any representation or warranty made by TPTG to Sellers herein or in any agreement, document, or instrument executed and delivered pursuant hereto or in connection herewith; and

(iii) The failure of TPTG to comply with, or the breach by TPTG of, any of the covenants of this Agreement or in any agreement, document or instrument executed and delivered pursuant hereto or in connection herewith, to be performed by TPTG (including, without limitation, this Section 9.02(a).

The Indemnified Party shall give TPTG written notice of any matter hereby indemnified against, and TPTG shall satisfy, pay and discharge any and all of an Indemnified Party's above-described claims, demands, damages, costs, expenses, etc. under this indemnity within ten (10) days of the sending of said notice. In the event that the matter indemnified hereunder involves an action at law or in equity against an Indemnified Party by a 3rd party, or any type of quasi-judicial, administrative or other type of proceeding against an Indemnified Party by a 3rd party, the Indemnified Party shall give TPTG written notice of said matter within ten (10) days of discovery thereof. TPTG may and, upon the Indemnified Party's request, shall at TPTG's expense, resist and defend such matter by counsel selected by TPTG and reasonably approved by the Indemnified Party. The appearance of an Indemnified Party in any such defense shall not constitute a waiver of its right to require TPTG to fulfill its obligations under this indemnity. An Indemnified Party shall provide such information and cooperation as TPTG shall reasonably request, and TPTG shall satisfy, pay and discharge any and all judgments and fines that may be recovered against an Indemnified Party in any such action or actions.

(b) Sellers shall defend and indemnify TPTG, its officers, directors, Sellers, employees, agents, representatives, successors and assigns (collectively, the "Indemnified Parties"), and save and hold the Indemnified Parties forever harmless from and against any and all accounts, actions, assessments, causes of action, claims, contracts, controversies, costs, covenants, damages, debts, demands, disbursements, expenses, interest, liabilities, losses, judgments, penalties, promises and suits whatsoever (including without limitation punitive and consequential damages), including all reasonable attorneys' fees and expenses of counsel, and other reasonable expenses incurred by an Indemnified Party in connection with the investigation of, preparation for, or defense of, any pending or threatened claim, action or proceeding, whether or not resulting in any liability and whether or not such Indemnified Party is a party, which fees and expenses shall be paid or reimbursed by Sellers as they are incurred by the Indemnified Party), imposed upon, incurred or sustained by, or asserted against TPTG, and/or its officers, directors, Sellers, employees, agents, successors or assigns, as a result of or arising out of or by virtue of:

(i) The operation of Seller or use of its assets prior to the Closing Date;

(ii) Any breach of any representation or warranty made by Sellers to TPTG

herein or in any agreement, document, or instrument executed and delivered pursuant hereto or in connection herewith;

(iii) The failure of Sellers to comply with, or the breach by Sellers of, any of the covenants and agreements set forth in this Agreement or in any agreement, document or instrument executed and delivered pursuant hereto or in connection herewith, to be performed by Sellers (including, without limitation, this Section 9.02(b)).

TPTG shall give Sellers written notice of any matter hereby indemnified against, and Sellers shall satisfy, pay and discharge any and all of TPTG's above-described claims, demands, damages, costs, expenses, etc. under this indemnity within ten (10) days of the sending of said notice. In the event that the matter indemnified hereunder involves an action at law or in equity against TPTG by a 3rd party, or any type of quasi-judicial, administrative or other type of proceeding against TPTG by a 3rd party, TPTG shall give Sellers written notice of said matter within ten (10) days of discovery thereof. Sellers may and, upon TPTG's request, shall at Shareholder's expense, resist and defend such matter by counsel selected by Sellers and reasonably approved by TPTG. The appearance of TPTG in any such defense shall not constitute a waiver of its right to require Sellers to fulfill her obligations under this indemnity. TPTG shall provide such information and cooperation as Sellers shall reasonably request, and Sellers shall jointly and severally satisfy, pay and discharge any and all judgments and fines that may be recovered against TPTG in any such action or actions.

ARTICLE X
MISCELLANEOUS

SECTION 10.01 *Notices*

Any notice or communication required or permitted by this Agreement shall be given in writing and addressed as follows:

if to TPTG to: TPT Global Tech, Inc.
501 W Broadway Suite 800
San Diego CA 92101
619-402 4200

with a copy to: Michael Littman
7609 Ralston Road
Arvada, Colorado 80002
720-530-6184

if to Sellers and Seller to: Bridge Internet, LLC
trip@bridgeinternet.com
954-646-7525

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with a copy to:

Notices shall be served personally, by overnight express mail service by a nationally recognized courier, or by first-class, certified mail, return receipt requested, postage pre-paid. If sent personally, notice shall be deemed delivered upon receipt. If sent by overnight express mail service, notice shall be deemed delivered 24 hours after delivery into the possession and control of the courier. If sent by first-class, certified mail, return receipt requested, notice shall be deemed delivered the earlier of seventy-two (72) hours after mailing or the date on the return receipt, a refusal being deemed a delivery on the date of refusal. If the party to whom any such notice is sent has relocated without leaving a forwarding address, then the notice shall be deemed delivered on the date the notice-receipt is returned stating that the same was undeliverable at such address. Any party may give notification to the other party in any manner described above for change of address for the sending of notices.

SECTION 10.02 *Amendment; Waiver*

This Agreement may be amended, modified or supplemented, and waivers or consents to departures from the provisions hereof may be given, provided that the same are in writing and signed by or on behalf of all of the parties hereto.

SECTION 10.03 *Successors and Assigns*

This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, estates, legal and personal representatives, successors and assigns; provided, that no party shall assign, delegate, or otherwise transfer any of its rights or obligations under this Agreement without the written consent of the other party hereto.

SECTION 10.04 *Governing Law*

This Agreement shall be construed in accordance with and governed by the law of the State of Colorado without regard to principles of conflict of laws.

SECTION 10.05 *Mediation / Arbitration*

(a) In the event that a dispute should arise under this Agreement, the dispute shall be submitted to mediation under the Uniform Mediation Act (even if said Act has not been adopted in the State of Florida. Upon written notice by one party to the other of a dispute for mediation, seven (7) days shall be provided for the answer, including an indication of the answering party's willingness to move forward with mediation. In the event said answering party is NOT willing to mediate the identified dispute, the matter shall be moved forward to arbitration as set forth below. All costs of mediation shall be equally borne by the parties hereto.

(b) In the event that one or both parties determine that Mediation of an identified dispute is unacceptable, the dispute shall be settled by binding arbitration conducted in Phoenix, Florida in accordance with the Expedited Procedures of the Commercial Arbitration Rules of the American Arbitration Association, modified as follows: The party seeking arbitration shall submit to the other party a statement of the issues(s) to be arbitrated and shall designate such party's nominated arbitrator. The responding party shall respond with any additional or counter statement of the issue(s) to be arbitrated and shall designate the responding party's arbitrator within fourteen (14) days after receipt of the initial notice of arbitration. The two (2) arbitrators

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thus nominated shall proceed promptly to select a third arbitrator, who will conduct the arbitration hearing as promptly as the circumstances allow, and within a schedule set forth to both parties not less than 30 days following appointment unless a shorter time is agreed in writing by both parties hereto, and shall render a decision in writing. Any decision rendered in any arbitration shall be accepted by the parties as final and binding, and shall be controlled by the United States Arbitration Act, 9 U.S.C. §1, et seq. Any judgment awarded may be entered and recorded in any court of competent jurisdiction. The arbitration panel shall have no authority to make any ruling, finding or award that does not conform to applicable law. The arbitrator shall have authority to award costs and attorney fees to the prevailing party in accordance with the merits and good faith position asserted by the parties.

SECTION 10.06 *Consent to Jurisdiction*

Each of the parties hereby irrevocably and unconditionally submits to the exclusive jurisdiction of any court of the State of Florida or any federal court sitting in Florida for purposes of any suit, action, or other proceeding arising out of this Agreement and the Transaction Documents (and agrees not to commence any action, suit or proceedings relating hereto or thereto except in such courts). Each of the parties agrees that service of any process, summons, notice or document pursuant to the laws of the State of Florida and on the parties designated in Section 10.01 shall be effective service of process for any action, suit or proceeding brought against it in any such court.

SECTION 10.07 *Counterparts; Effectiveness*

(a) This Agreement may be signed and transmitted by facsimile machine or by electronic mail. The signature of any person on a facsimile/electronically transmitted copy hereof shall be considered an original signature, and a facsimile/electronically transmitted copy hereof shall have the same binding effect as an original signature on an original document. At the request of any party hereto, any facsimile/electronic copy of this Agreement shall be re-executed in original form. No party hereto may raise the use of a facsimile machine or computer, or the fact that any signature was transmitted through the use of a facsimile machine or electronically as a defense to the enforcement of this Agreement or any amendment or other document executed in compliance with this paragraph.

(b) The exchange of copies of this Agreement and of signature pages by facsimile transmission (whether directly from one facsimile device to another by means of a dial-up connection or whether mediated by the worldwide web), by electronic mail in "portable document format" (".pdf") form, or by any other electronic means intended to preserve the original graphic and pictorial appearance of a document, or by a combination of such means, shall constitute effective execution and delivery of this Agreement as to the parties and may be used in lieu of an original Agreement for all purposes. Signatures of the parties transmitted by facsimile shall be deemed to be their original signatures for all purposes.

(c) This Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument.

SECTION 10.08 *Entire Agreement; No Third Party Beneficiaries; Rights of Ownership*

Except as expressly provided herein, this Agreement (including the Exhibits, documents, and the instruments referred to herein) constitutes the entire agreement and supersedes all prior

agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof. Except as expressly provided herein, this Agreement is not intended to confer upon any person, other than the parties hereto, any rights or remedies hereunder. The parties hereby acknowledge that TPTG shall not be deemed to have acquired the membership units until Closing of the transactions described herein.

SECTION 10.09 *Headings*

The headings contained in this Agreement are for reference purposes only and shall not in any way affect the meaning or interpretation of this Agreement.

SECITON 10.10 *No Strict Construction*

The parties hereto have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises under any provision of this Agreement, this Agreement shall be construed as if drafted jointly by the parties thereto, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any of the provisions of this Agreement.

SECTION 10.11 *Severability*

If any term or other provision of this Agreement is invalid, illegal or unenforceable, all other provisions of this Agreement shall remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in a manner that is materially adverse to any party.

SECTION 10.12 *Attorneys Fees*

In the event it becomes necessary for any party to employ legal counsel or to bring an action at law, in equity or other proceedings to enforce any of the terms of this Agreement, the prevailing party in any such action or proceeding shall be awarded its costs and reasonable attorneys' fees from the non-prevailing party.

SECTION 10.13 *Confidentiality*

Each party to this Agreement will hold, and will cause its respective directors, officers, employees, agents, consultants, and advisors to hold, in strict confidence, unless, based on the advice of outside counsel, disclosure to a Governmental Entity is necessary or appropriate in connection with any necessary regulatory approval, or request for information or similar process, or unless compelled to disclose by judicial or administrative process or by other requirement of law or the applicable requirements of any Governmental Entity (in which case, the party permitted to disclose such information shall, to the extent legally permissible and reasonably practicable, provide the other party with prior written notice of such permitted disclosure), all nonpublic records, books, contracts, instruments, computer data and other data and information (collectively, "Confidential Information") concerning the other party hereto furnished to it by such other party or its representatives pursuant to this Agreement (except to the extent that such information can be shown to have been (a) previously known by such party on a non-confidential basis, (b) in the public domain without disclosure by such party in breach of this Agreement, or (c) later lawfully acquired from other sources by the party to which it was furnished), and neither party hereto shall release or disclose such Information to any other person, except its auditors, attorneys, financial advisors, other consultants, and advisors with the express understanding that such parties will maintain the confidentiality of the Information and, to the extent permitted

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above, to bank regulatory authorities.

SECTION 10.14 *Arbitration*

Any dispute arising under this Agreement ("Arbitrable Dispute") shall be referred to and resolved by binding arbitration in San Diego, California, to be administered by and in accordance with the Commercial Arbitration Rules of the American Arbitration Association. Arbitration shall be initiated within the applicable time limits set forth in this Agreement and not thereafter or if no time limit is given, within the time period allowed by the applicable statute of limitations, by one party ("Claimant") giving written notice to the other party ("Respondent") and to the California Regional Office of the American Arbitration Association ("AAA"), that the Claimant elects to refer the Arbitrable Dispute to arbitration. All arbitrators must be neutral parties who have never been officers, directors or employees of the parties or any of their Affiliates, must have not less than ten (10) year's experience in the telecommunications industry, and must have a formal financial/accounting, engineering or legal education. The hearing shall be commenced within thirty (30) days after the selection of the arbitrator. The parties and the arbitrators shall proceed diligently and in good faith in order that the arbitral award shall be made as promptly as possible. The interpretation, construction and effect of this Agreement shall be governed by the Laws of California, and to the maximum extent allowed by law, in all arbitration proceedings the Laws of California shall be applied, without regard to any conflicts of laws principles. All statutes of limitation and of repose that would otherwise be applicable shall apply to any arbitration proceeding. The tribunal shall not have the authority to grant or award indirect or consequential damages, punitive damages or exemplary damages.

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IN WITNESS WHEREOF, the parties hereto have caused this Acquisition and Purchase Agreement to be duly executed as of the day and year first above written.

TPT GLOBAL TECH, INC.
A FLORIDA CORPORATION

By: [signature]

Name: Stephen J. Thomas III

Title: President

Bridge Internet, LLC
A FLORIDA LIMITED LIABILITY COMPANY

By: [signature]

Name: Trip Camper

Title: Manager

100% Membership Unit Holder of Bridge Internet Company, LLC

By: [signature]

Name: Trip Camper

EXHIBIT A

Shareholder of Bridge Internet, LLC

Sydney D. "Trip" Camper; Sole member and managing member.
5301 Darby Court

Cape Coral, FL 33904

EXHIBIT B

List of Assets (to be completed)

EXHIBIT C

List of assumed liabilities, contracts, agreements or threatened or outstanding litigation

None

EXHIBIT D

List of Organization Documents

Documents with organizing state

SS-4 Letter

Other documents